Exhibit 99.1

Varian Announces CEO Succession Plan

President and COO Chris Toth to Lead Varian as Part of Siemens Healthineers

Dow Wilson to Retire as CEO; Will Serve as Special Advisor to the Combined Company

PALO ALTO, Calif. – March 2, 2021 - Varian (NYSE: VAR) today announced that Chief Executive Officer Dow Wilson, after more than 16 years with the Company, will retire upon the successful completion of the proposed combination of Varian and Siemens Healthineers AG (Frankfurt: SHL). Wilson will be succeeded by Chris Toth, President and Chief Operating Officer of Varian, who will become CEO of the Varian business segment of Siemens Healthineers upon the transaction close. Toth will report directly to Dr. Bernd Montag, Chief Executive Officer of Siemens Healthineers.

In connection with the completion of the transaction, which is expected to occur in the first half of calendar year 2021, and to support a seamless integration of Varian into Siemens Healthineers, Wilson has agreed to serve as a special advisor to Siemens Healthineers.

“On behalf of the Board, I want to thank Dow for his exceptional leadership and many contributions to Varian,” said Andrew Eckert, Chairman of the Board. “Since his appointment as CEO in 2012, Dow has led Varian’s efforts to define a new era in cancer care. In addition to significantly extending the Company’s market leadership and innovation in radiation therapy, he oversaw Varian’s progress in bringing artificial intelligence, machine learning and cloud solutions to the fight against cancer. Through this strategic transformation, Varian has achieved double-digit growth and created 4,000 jobs over the last five years, and importantly, has enabled more successful outcomes for millions of patients worldwide.”

“It has been a privilege to serve Varian as CEO for nearly a decade,” said Wilson. “We have made incredible advances in the fight against cancer, and our transformational combination with Siemen Healthineers will bring us even closer to achieving our vision of a world without fear of cancer. Working alongside such a talented, dedicated team has been the highlight of my career, and I am confident that under Chris’ leadership, Varian will continue to increase its patient impact and build on the strong foundation we have established together. I will always be an ardent supporter of Varian, and look forward to following along from the sidelines and seeing all that this team accomplishes in the years to come.”

“I’m honored to lead Varian as we enter this new exciting chapter with Siemens Healthineers,” said Toth. “It’s incredible to see how Varian has evolved and grown since I first joined over 20 years ago – all while staying true to our relentless belief that we can beat cancer. As we move forward, I’m confident that the passion and unwavering commitment to Varian’s mission that Dow has inspired among the entire team will continue to propel our company to even greater success in the future.”

About Varian

At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 10,000 employees across 70 locations keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements

Except for historical information, this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Varian’s future orders and the anticipated impact of the COVID-19 pandemic on Varian’s business; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian’s actual results to differ materially from those anticipated. Such risks and uncertainties include: (1) the future impact of the COVID-19 pandemic on Varian’s business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Varian’s financial results and condition; (2) Varian’s ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) Varian’s ability to achieve expected synergies from acquisitions; (4) risks associated with integrating recent acquisitions; (5) global economic conditions and changes to trends for cancer treatment regionally; (6) currency exchange rates and tax rates; (7) the impact of the Tax Cuts and Jobs Act; (8) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (9) recent and potential future tariffs or a global trade war; (10) demand for and delays in delivery of Varian’s products; (11) Varian’s ability to develop, commercialize and deploy new products; (12) Varian’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; (13) changes in regulatory environments; (14) risks associated with Varian providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing Varian’s Proton Solutions business; (15) challenges to public tender awards and the loss of such awards or other orders; (16) the effect of adverse publicity; (17) Varian’s reliance on sole or limited-source suppliers; (18) Varian’s ability to maintain or increase margins; (19) the impact of competitive products and pricing; (20) the potential loss of key distributors or key personnel; (21) challenges related to entering into new business lines; (22) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement; (23) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the transaction; (24) risks related to disruption of management’s attention from Varian’s ongoing business operations due to the transaction; (25) the effect of the announcement of the transaction on the ability of Varian to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (26) the ability to meet expectations regarding the timing and completion of the transaction; (27) risks associated with transaction-related litigation; and (28) the other risks listed from time to time in Varian’s filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Varian’s Annual Report on Form 10-K for the year ended October 2, 2020 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Varian assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

Investor Relations Contact

Anshul Maheshwari

Vice President, Treasury and Investor Relations

+1 (650) 424-6081

investors@varian.com

Press Contact

Kathy Conner

Vice President, Global Corporate Marketing

+1 (650) 424-5695

kathy.conner@varian.com